Exhibit 2.1

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of August 28, 2008 (this “Agreement”), is by and among Cape Publications, Inc., a Delaware corporation (“Purchaser”), Gannett Satellite Information Network, Inc., a Delaware corporation (“Gannett Satellite” and together with Purchaser, the “Gannett Members”), Tribune Media Net, Inc., a Delaware corporation (“Media Net”), and Tribune National Marketing Company, a Delaware corporation (“National Marketing,” together with Media Net, “Sellers” and each a “Seller”).

W I T N E S S E T H:

WHEREAS, Sellers own the Class A Membership Interests of CareerBuilder, LLC, a Delaware limited liability company (the “Company”), described on Exhibit A attached hereto; and

WHEREAS, Media Net desires to sell to Purchaser an 8.8% Class A Membership Interest in the Company (the “Media Net Interest”) and National Marketing desires to sell to Purchaser a 1.2% Class A Membership Interest in the Company (the “National Marketing Interest” and, together with the Media Net Interest, the “Securities”), and Purchaser wishes to purchase from Sellers the Securities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE SECURITIES

Section 1.1 Sale and Purchase of the Securities. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties made herein, on the Closing Date (as hereinafter defined), each Seller shall sell, assign, convey and deliver the Securities being sold by it hereunder and transfer any and all rights associated with such Securities to Purchaser, free and clear of all Liens (as hereinafter defined), and Purchaser shall purchase and accept the Securities from Sellers.

Section 1.2 Purchase Price. The purchase price for the Securities shall be $135,000,000 cash (the “Purchase Price”), with $118,800,000 being payable to Media Net and $16,200,000 being payable to National Marketing.

Section 1.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 5 and Article 6, the closing of the purchase and sale of the Securities (the “Closing”) shall take place at 10:00 a.m. (Central Time) on September 2, 2008, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other date, time or place as Purchaser and Sellers may agree. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.” At the Closing:

i.	Purchaser shall deliver to Sellers the Purchase Price in immediately available funds by wire transfer to the bank account of each Seller designated by such Seller by written notice to Purchaser, such notice to be given at least two business days prior to the Closing Date;

ii.	Sellers each shall execute and deliver to Purchaser the instruments of transfer necessary to effectuate a legal, valid and proper transfer of the Securities to Purchaser (the “Membership Interest Transfers”);

iii.	Purchaser and Sellers each shall execute and deliver to the other party the Cross-Receipt in the form attached hereto as Exhibit B;

iv.	The Gannett Members and National Marketing each shall execute and deliver to the other parties thereto the Fifth Amended and Restated Limited Liability Company Agreement of the Company in the form attached hereto as Exhibit C (the “Amended and Restated LLC Agreement”);

v.	The Company, Sellers, Tribune Interactive, Inc. (“Tribune Interactive”), the Gannett Members and Gannett Co., Inc. (“Gannett Parent”) each shall execute and deliver to the other parties thereto the letter agreement in the form attached hereto as Exhibit D (the “Procedures Letter Agreement”); provided, that Tribune Company (“Tribune Parent”), upon written notice to Gannett Parent, may unilaterally waive this delivery for all purposes hereunder;

vi.	Sellers, Tribune Interactive, the Gannett Members, Gannett Parent and the Company each shall execute and deliver to the other parties thereto the letter agreement in the form attached hereto as Exhibit E (the “Administration Letter Agreement”); provided, that Tribune Parent, upon written notice to Gannett Parent, may unilaterally waive this delivery for all purposes hereunder;

vii.	Sellers shall deliver to Purchaser the Sellers Officers’ Certificate (as hereinafter defined);

viii.	Purchaser shall deliver to Sellers the Purchaser Officer’s Certificate (as hereinafter defined);

ix.	Sellers shall deliver to the Gannett Members and the Company the resignations of the existing directors of the Company that were designated by Sellers;

x.	Purchaser shall deliver to Sellers the letter agreement in the form attached hereto as Exhibit F (the “Guaranty Letter Agreement”) fully executed by Gannett Parent, and Sellers shall deliver to Purchaser the Guaranty Letter Agreement in the form attached hereto as Exhibit F fully executed by Tribune Parent; and

xi.	The Gannett Members and Sellers each shall execute and deliver to the other parties thereto the letter agreement in the form attached hereto as Exhibit G (the “Acknowledgement Letter Agreement”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Media Net and National Marketing with respect to itself represents and warrants to and agrees with Purchaser as follows:

Section 2.1 Title to Securities. Such Seller holds record and beneficial ownership of the Securities owned by it, free and clear of any and all liens, security interests, pledges, mortgages, charges, limitation, claims, restrictions, restrictive legends, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrances of any kind or nature whatsoever, other than any of the foregoing as are set forth in the Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated as of May 8, 2007 (the “LLC Agreement”), by and among National Marketing, Media Net, Purchaser, Gannett Satellite, McClatchy Interactive West (f/k/a Knight Ridder Digital), a Delaware corporation, and Microsoft Corporation, a Washington corporation (“Microsoft”) (“Liens”), and the sale, assignment and delivery of such Securities to Purchaser at the Closing pursuant to this Agreement will transfer to Purchaser legal and valid beneficial ownership thereto free and clear of all Liens.

Section 2.2 Power and Authority of Sellers. Such Seller has all requisite power and authority to execute, deliver and perform this Agreement and to execute and deliver the Membership Interest Transfers or other instruments and agreements to be executed and delivered pursuant hereto by such Seller and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity. National Marketing has all requisite power and authority to execute, deliver and perform the Amended and Restated LLC Agreement and to consummate the transactions contemplated thereby. When executed and delivered on the Closing Date pursuant to this Agreement, the Amended and Restated LLC Agreement will be duly and validly authorized, executed and delivered by National Marketing and will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity.

Section 2.3 Absence of Conflicting Agreements. Subject to the terms of the LLC Agreement, the execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement, and the execution, delivery and performance of the Amended and Restated LLC Agreement by National Marketing and the consummation by National Marketing of the transactions contemplated by the Amended and Restated LLC Agreement, do not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order or decree binding upon or applicable to such Seller, (ii) require any consent, approval or other action by any foreign, federal, state, local or other governmental authority (each a “Governmental Body”) or third party that has not been obtained or taken, (iii) contravene or conflict with, or constitute a violation of, any agreement to which such Seller is a party or by which such Seller is bound or (iv) result in the creation or imposition of any Lien on the Securities.

Section 2.4 Broker’s Fees. Such Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or based in any way upon agreements, arrangements or understandings made by or on behalf of such Seller hereunder.

Section 2.5 Litigation. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or to the knowledge of such Seller threatened (i) relating to such Seller’s title to the Securities or (ii) which otherwise could reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE GANNETT MEMBERS

The Gannett Members represent and warrant to, and agree with, Sellers as follows:

Section 3.1 Accredited Investor and Investment Purpose. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of the Securities Act of 1933, as amended. The Securities will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

Section 3.2 Power and Authority. The Gannett Members have all requisite power and authority to execute, deliver and perform this Agreement and the Amended and Restated LLC Agreement, to execute and deliver the instruments and agreements to be executed and delivered pursuant hereto by the Gannett Members and to consummate the transactions contemplated by this Agreement and the Amended and Restated LLC Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Gannett Members and constitutes the valid and binding obligation of the Gannett Members, enforceable against the Gannett Members in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity. When executed and delivered on the Closing Date pursuant to this Agreement, the

Amended and Restated LLC Agreement will be duly and validly authorized, executed and delivered by the Gannett Members and will constitute the valid and binding obligation of the Gannett Members, enforceable against the Gannett Members in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (ii) is subject to general principles of equity.

Section 3.3 Broker’s Fees. The Gannett Members do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or based in any way upon agreements, arrangements or understandings made by or on behalf of the Gannett Members hereunder.

Section 3.4 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the Amended and Restated LLC Agreement by the Gannett Members and the consummation by the Gannett Members of the transactions contemplated by this Agreement and the Amended and Restated LLC Agreement, do not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with, or constitute a violation of, any judgment, injunction, order or decree binding upon or applicable to the Gannett Members, (ii) require any consent, approval or other action by any Governmental Body or third party, or (iii) contravene or conflict with, or constitute a violation of, any agreement to which any the Gannett Member is a party or by which the Gannett Members are bound.

Section 3.5 Litigation. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or, to the knowledge of the Gannett Members, threatened which otherwise could reasonably be expected to have a material adverse effect on the ability of any of the Gannett Members to consummate the transactions contemplated by this Agreement.

ARTICLE 4.

COVENANTS OF THE PARTIES

Section 4.1 Further Assurances. At any time or from time to time after the Closing, each of Media Net, National Marketing, Gannett Satellite and Purchaser shall, at the reasonable request and expense of any the other parties hereto (unless such request is occasioned by the breach of a representation, warranty or covenant of such other party, in which case it shall be at the expense of such breaching party), execute and deliver any further instruments or documents and take all such further action in order to evidence or otherwise facilitate the consummation of the transactions contemplated by this Agreement.

Section 4.2 No Other Representations or Warranties. Except as set forth in this Agreement, no party is making, or is relying on, any express or implied representations or warranties relating to any party or to the consummation of the transactions contemplated by this Agreement. The representations and warranties made by Sellers and the Gannett Members in Sections 2.1, 2.2, 3.1 and 3.2 shall survive the Closing and the delivery of the Securities without time limitation. All other representations and warranties made by Sellers and the Gannett Members shall survive the Closing and delivery of the Securities for one year from the date of this Agreement. This Section 4.2 shall not limit any covenant or agreement contained herein which by its terms contemplates performance after the Closing Date.

Section 4.3 Confidentiality. Each of the parties hereto agrees to keep this Agreement and its terms in strict confidence and will not publish, disclose, communicate, or otherwise in any way make known to others (whether persons or entities) the nature, terms, or specifics of this Agreement or the claims or negotiations resulting in this Agreement; provided, however, that non-disclosure obligations set forth herein shall not apply to the extent that a party is required by law to disclose any such information, including any required filings with the U.S. Securities and Exchange Commission or any national securities exchange.

Section 4.4 HSR Act Filing. Purchaser and the Company have filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notifications and other documents required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated by this Agreement.

ARTICLE 5.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement shall, at the option of Purchaser, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 5.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Sellers in the performance of any of their covenants and agreements herein and all of the representations and warranties of Sellers contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Purchaser and except where the failure of such representations or warranties to be true and correct would not have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, and there shall have been delivered to Purchaser a certificate from each Seller to such effect, dated the Closing Date, signed on behalf of such Seller by an authorized representative of such Seller in the form attached hereto as Exhibit H (the “Sellers Officers’ Certificate”).

Section 5.2 No Restraint or Litigation. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated by this Agreement. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement.

Section 5.3 Necessary Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated.

Section 5.4 Amended and Restated LLC Agreement. National Marketing, as a holder of Class A Membership Interests of the Company, shall have executed and delivered to the Gannett Members the Amended and Restated LLC Agreement.

Section 5.5 Guaranty Letter Agreement. Tribune Parent shall have executed and delivered to Gannett Parent the Guaranty Letter Agreement.

Section 5.5 Acknowledgement Letter Agreement. Sellers shall have executed and delivered to the Gannett Members the Acknowledgment Letter Agreement.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 6.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Gannett Members in the performance of any of their covenants and agreements herein and all of the representations and warranties of the Gannett Members contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers and except where the failure of such representations or warranties to be true and correct would not have a material adverse effect on the ability of the Gannett Members to consummate the transactions contemplated by this Agreement, and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date, signed on behalf of such Gannett Member by a duly authorized officer of such Gannett Member in the form attached hereto as Exhibit I (the “Purchaser Officer’s Certificate”).

Section 6.2 No Restraint or Litigation. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated by this Agreement. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement.

Section 6.3 Necessary Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated.

Section 6.4 Amended and Restated LLC Agreement. The Gannett Members, as holders of Class A Membership Interests of the Company, shall have executed and delivered to National Marketing the Amended and Restated LLC Agreement.

Section 6.5 Procedures Letter Agreement. The Gannett Members, Gannett Parent and the Company shall have executed and delivered to Tribune Parent the Procedures Letter Agreement.

Section 6.6 Administration Letter Agreement. The Gannett Members, Gannett Parent and the Company shall have executed and delivered to Tribune Parent the Administration Letter Agreement.

Section 6.7 Guaranty Letter Agreement. Gannett Parent shall have executed and delivered to Tribune Parent the Guaranty Letter Agreement.

Section 6.8 Acknowledgement Letter Agreement. The Gannett Members shall have executed and delivered to Sellers the Acknowledgment Letter Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

i.	by the mutual consent of all of the parties hereto;

ii.	by Purchaser in the event of any breach by Sellers of any of their agreements, covenants, representations or warranties contained herein such that the conditions set forth in Section 5.1 are not capable of being satisfied on or before the Termination Date (as hereinafter defined);

iii.	by Sellers in the event of any breach by Purchaser of any of Purchaser’s agreements, covenants, representations or warranties contained herein such that the conditions set forth in Section 6.1 are not capable of being satisfied on or before the Termination Date;

iv.	by any party hereto if any court of competent jurisdiction in the United States or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

v.

by any party hereto, if the Closing shall not have occurred on or before September 28, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(v) shall not be available to a party whose failure (or the failure of whose affiliate that is a party to this Agreement) to fulfill any of its obligations under this Agreement (including, but not limited to, any material breach of any of its representations or warranties such that the conditions set forth in Section 5.1 or Section 6.1 are incapable of being satisfied before the Termination Date) has been the primary cause of the Closing not occurring on or before such date.

Section 7.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties to this Agreement.

Section 7.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 7, all further obligations of the parties under this Agreement (other than Section 4.3 and Article 8) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its breach of this Agreement. In the event of the termination of this Agreement in accordance with this Article 7, the parties acknowledge and agree that the parties shall have reserved all of their respective rights and claims under the LLC Agreement with respect to any Class A Change of Control (as defined in the LLC Agreement).

ARTICLE 8

MISCELLANEOUS

Section 8.1 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated by this Agreement, whether or not such transactions shall be consummated. Notwithstanding the foregoing, in the event any action or proceeding is commenced by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and court costs incurred in connection with such action or proceeding.

Section 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail, with postage prepaid or (iii) sent by next-day or overnight mail or delivery or sent by facsimile, as follows:

(a)	if to the Gannett	Gannett Co., Inc.
	Members, to:	7950 Jones Branch Drive
McLean, Virginia 22107
Attn: Daniel S. Ehrman, Jr.
Fax: (703) 854-2046

	with a copy to:	Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attn: General Counsel
Fax: (703) 854-2035

(b)	if to Sellers, to:	Tribune Company
435 North Michigan Avenue Chicago, Illinois 60611 Attn: General Counsel Fax: 312-222-4206

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered and (iv) if by facsimile, on the day on which such facsimile was sent, upon confirmation of receipt.

Section 8.3 Governing Law; Specific Performance. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction. The parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the Agreement, that there is no adequate remedy at law for such breach, and that any such breach would cause irreparable harm. Accordingly, in addition to any other remedies available at law, either party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. The parties further agree to waive any requirements for securing or posting of a bond in connection with such remedy.

Section 8.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other parties hereto.

Section 8.5 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

Section 8.6 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 8.7 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.8 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The reproduction of signatures by means of facsimile device shall be treated as though such reproductions are executed originals.

Section 8.9 Waiver of Jury Trial. The parties specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or cross-claim against the other arising out of or connected in any way to this Agreement because the parties hereto, each of whom are represented by counsel, believe that the complex commercial aspect of their dealing with each other make a jury determination neither desirable or appropriate.

Section 8.10 No Public Announcement. None of the Gannett Members or Sellers shall, without the approval of the others, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised and the parties shall cooperate in good faith to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

{Signature page follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by the undersigned duly authorized officers as of the day and year first above written.

TRIBUNE MEDIA NET, INC.

By:	/s/ Chandler Bigelow
Chandler Bigelow
Assistant Treasurer

TRIBUNE NATIONAL MARKETING COMPANY

By:	/s/ Marc Chase
Marc Chase
President

CAPE PUBLICATIONS, INC.

By:	/s/ Daniel S. Ehrman, Jr.
Daniel S. Ehrman, Jr.
Authorized Agent

GANNETT SATELLITE INFORMATION NETWORK, INC.

By:	/s/ Daniel S. Ehrman, Jr.
Daniel S. Ehrman, Jr.
Authorized Agent

Signature Page to Equity Purchase Agreement

The schedules referenced throughout this Agreement have been omitted pursuant to Item

601(b)(2) of Regulation S-K. Gannett Co., Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.